CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (the “Agreement”), dated as of September 30, 2022, is entered into by and between SiriusPoint Ltd., a Bermuda corporation (the “Company”), and Prashanth Gangu (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Offer Letter Agreement dated as of February 3, 2021 (the “Employment Agreement”);

WHEREAS, the Executive’s separation from employment with the Company and any of its subsidiaries and affiliates was effective June 3, 2022 (the “Termination Date”);

WHEREAS, the Executive has made certain allegations and claims against the Company relating to Executive’s separation of employment for purposes of his entitlement to certain separation payments under the Employment Agreement, which the Company has disputed; and

WHEREAS, the Executive and the Company each desire to resolve all disputes and settle all rights and obligations as and between them.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.Mutual Waiver and Release of Claims. Simultaneously with their execution of this Agreement, the Executive and the Company agree to execute the Mutual Waiver and Release of Claims attached hereto as Exhibit A.

2.Payments and Continued Health Benefits. The Company shall provide the Executive with the following:

a.A payment in the gross amount of Two Million, Two Hundred Thousand Dollars and Zero Cents ($2,200,000), less all required withholdings and deductions of federal, state and local taxes applicable thereto, for which a IRS W-2 Form shall be issued. The Company shall deliver such payment to the Executive within thirty (30) days following the date this Agreement is signed by the Executive using the same method and banking information Executive had on file, as of the Termination Date, to receive his regular paychecks from the Company.

b.Provided the Executive has elected to continue his health coverage under COBRA and remains eligible for such coverage, the Company will pay the cost of the COBRA health coverage for a period of up to eighteen (18) months from the Termination Date by remitting payment directly to the relevant insurer(s). The Executive has already made COBRA payments in the amount of $10,628.88; the Company shall, within thirty (30) days of receipt from the Executive of proof of these payments, reimburse the Executive for such COBRA payments. The Company’s obligation to pay the Executive’s COBRA health coverage will cease upon the Executive becoming eligible for health coverage under another group health plan. The Executive is required to notify the Company immediately upon becoming eligible for health coverage under another group health plan.

3.Expense Reimbursement. As reimbursement for attorneys’ fees incurred by the Executive, the Company will make a payment in the amount of Sixty Thousand Dollars and Zero Cents ($60,000) to “Hartley Michon Robb Hannon LLP, as attorneys for Prashanth Gangu.” The Company shall deliver such payment within thirty (30) days following the date this Agreement is

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signed by the Executive, provided Hartley Michon Robb Hannon LLP timely provides any tax related documents reasonably requested by the Company that are needed to make this payment.

4.Exclusive Payments. The Executive agrees that he will not seek any further consideration from the Company or any of its subsidiaries or affiliates other than that to which he is entitled pursuant to this Agreement. The Executive acknowledges and agrees that the payments set forth in this Agreement are in full and final satisfaction of any and all rights the Executive may have to bonuses, equity awards, severance pay, termination benefits or other compensation, payment or benefit.

5.Continuing Indemnification. Following the Termination Date, the Company will continue to provide the Executive with the indemnification and insurance coverages set forth in the “Directors & Officers Insurance” section of his Employment Agreement in accordance with the terms of such section.

6.Confidentiality. The Executive agrees not to disclose to any person or entity the existence or terms of this Agreement, the claims that the Executive has or could have made against the Company, the facts and circumstances underlying this Agreement, or the substance or content of discussions involved in reaching this Agreement, except that the Executive may make such disclosures in confidence to the Executive’s spouse, attorney and accountant and as required by law. The Executive acknowledges and agrees that his promise to maintain confidentiality as set forth herein is an important element of the consideration that induced the Company to enter into this Agreement. The Executive may respond to any inquiries made by third parties regarding his departure from the Company by stating “all matters were resolved amicably” or words to that effect.

7.Restrictive Covenants. The Executive and the Company hereby agree that the terms of the Restrictive Covenant Agreement set forth as Exhibit B to the Employment Agreement shall continue to apply and remain in effect in all respects following the execution and delivery of this Agreement, except that the Noncompetition obligations set forth in Section 2 of Exhibit B to the Employment Agreement shall expire in their entirety upon the effective date of this Agreement. All other terms of the Restrictive Covenant Agreement set forth in Exhibit B to the Employment Agreement, including without limitation the Confidentiality provision (Section 1), Nonsolicitation provision (Section 3), and Nondisparagement provision (Section 4), shall remain in effect in accordance with their terms and are not modified in any way by this Agreement.

8.Public Communications and Related Matters. The Company will publicly disclose the terms of this Agreement only to the extent necessary to comply with its legal obligations. The Company agrees not to make any additional public statements or representations concerning the nature of the separation of the Executive’s employment from the Company whether in connection with this Agreement or otherwise, except to the extent the Company reasonably and in good faith determines that it is required by law to do so. In the event the Company determines (reasonably and in good faith) that it must make such a public statement or representation in order to comply with its legal obligations, the Company shall provide the Executive with advance notice of its determination and a reasonable opportunity to review and comment on the Company’s proposed public statement or representation prior to its publication. The Company agrees that any such public statement or representation shall, to the greatest extent possible, state only that the Company and the Executive did not agree as to the characterization of the separation of the Executive’s employment from the Company for purposes of his rights to separation payments under his Employment Agreement.

9.Cooperation.

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c.The Executive agrees to reasonably assist and reasonably cooperate with the Company and its subsidiaries and affiliates in any lawsuit, claim, demand, investigation, internal review or proceeding, whether civil, criminal, arbitrable, administrative, regulatory or investigative (a “Proceeding”), upon reasonable request by the Company. The Executive’s assistance and cooperation will include, but not be limited to, meeting with representatives of the Company, discussing any issues pertaining to a Proceeding with representatives of the Company, preparing for any meetings with representatives of the Company or any other party as requested by the Company, and providing truthful information and testimony in depositions and in investigative, regulatory, court or arbitration proceedings.

d.The Executive represents that he has not received any inquiries from third parties (including subpoenas, court orders or similar legal process) about any Proceedings which he has not already disclosed to the General Counsel of the Company. In the event that the Executive receives any inquiry from any third party (including subpoenas, court orders or similar legal process) about any Proceeding, the Executive will immediately notify the Company’s General Counsel of such inquiry, and the Executive shall reasonably cooperate with the Company in providing any further details and information about such inquiry of which the Executive is aware to the fullest extent it is permitted by law for the Executive to do so.

e.The Executive will not voluntarily assist or cooperate with any third parties (other than a government entity) in any legal matters or investigations involving the Company in any manner whatsoever, including, without limitation, by consulting or meeting with any such third parties, or providing information, documents, testimony or representation to any such third party.

f.In the event that the Executive is requested by the Company to cooperate and/or provide testimony as discussed in this Section and the Company’s attorneys cannot represent the Executive due to a conflict of interest, the Company will reimburse the Executive for his personal attorney’s fees incurred in providing such testimony and/or cooperation within thirty (30) days of its receipt of the Executive’s billing statements from his personal attorneys for such services (redacted to protect attorney-client privilege ). The Company shall also reimburse the Executive for his reasonable out-of-pocket travel, lodging, and meal expenses incurred in connection with his cooperation under this Section, provided the expenses have been pre-approved by the Company, which approval shall not be unreasonably withheld.

g.Nothing in this Agreement shall prevent the Executive from providing truthful testimony or information required by law pursuant to a subpoena, court order or other legal process.

10.Company Property. The Executive represents and warrants that, as of the date of this Agreement, he has returned to the Company all property of the Company in his possession, custody or control. The Executive further represents and warrants that he has deleted all of the Company’s confidential information from his personal computers, cell phones, other memory devices, and/or records.

11.Notices. Notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by United States registered or certified mail, return receipt requested, or by electronic mail, addressed as follows:

If to the Company:        SiriusPoint Ltd.

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                c/o Sheppard, Mullin, Richter & Hampton LLP
                Attn:    John E. Kiley
                    Kevin J. Smith
                30 Rockefeller Plaza, 24th Floor
                New York, New York 10112
                jkiley@sheppardmullin.com

    with copy to:        Gregory Hanscom
                Asst. General Counsel, Head of Employment & Litigation
                Gregory.hanscom@siriuspt.com

If to the Executive:        H. James Hartley
                Hartley Michon Robb Hannon LLP
                155 Seaport Boulevard, 2nd Floor
                Boston, Massachusetts 02210-2968
                jhartley@hmrhlaw.com

12.Miscellaneous. The Executive agrees that the payments and benefits to be paid and provided under this Agreement shall be in full and final satisfaction of the obligations of the Company and each of its subsidiaries and affiliates in respect of the Executive’s termination of employment from the Company and its subsidiaries and affiliates, including without limitation under the Employment Agreement. The Company hereby represents and warrants to the Executive that it has been duly authorized to enter into this Agreement. Section 15 of Exhibit B to the Employment Agreement (relating to governing law and fora for dispute resolution) is incorporated herein as if set forth fully herein. This Agreement may be amended only by a written instrument signed by the Company and the Executive. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof. For the avoidance of doubt, any agreements relating to any vested equity interest Executive may have in the Company as of the Termination Date shall remain in place. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of the Executive) and assigns. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. The failure of a party to enforce the breach of any of the terms or provisions of this Agreement shall not be a waiver of any preceding or succeeding breach of the Agreement or any of its provisions, nor shall it affect in any way the obligation of the other party to fully perform such other party’s obligations hereunder. This Agreement may be executed in counterparts and delivered electronically (including by .pdf file), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the close of business on September 30, 2022.

                            SIRIUSPOINT LTD.

                            BY:    /s/ David Junius
                                Name: David Junius
                                Title: Chief Financial Officer

                            EXECUTIVE

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                            BY:    /s/ Prashanth Gangu
                                Prashanth Gangu

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Exhibit A
MUTUAL WAIVER AND RELEASE OF CLAIMS

1.       Release of Claims by the Executive. Pursuant to the terms of the Confidential Settlement Agreement and Release (the “Agreement”), dated as of September 30, 2022, by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and Prashanth Gangu (the “Executive”), and in consideration of the payments and benefits to be made under the Agreement, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and its subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”) arising out of or in connection with the Executive’s service as an Executive, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for whistleblower or retaliation claims and (v) for any alleged violation of any federal, state or local statute or ordinance, and including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act, and any applicable State and local laws and all other statutes and common laws regulating the terms and conditions of Executive’s employment), excepting only the following: (a) the rights of the Executive under the Agreement including without limitation in respect of the payments set forth in Sections 2 and 3 of the Agreement; (b) the right of the Executive to receive benefits required to be provided in accordance with applicable law; (c) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of the Company or any of its affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (d) claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group, except to the extent excluded pursuant to the Agreement; (e) claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group; (f) any rights of the Executive as a shareholder of the Company; and (g) any rights under the Employment Agreement which are expressly preserved by this Agreement, including rights under the “Directors and Officers Insurance” section of the Employment Agreement.

     This Mutual Waiver and Release of Claims does not prohibit or restrict the Executive or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or

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self-regulatory organization, including, but not limited to, the Securities and Exchange Commission (“SEC”) or the Equal Employment Opportunity Commission, (ii) as required by court order or subpoena (clause (i) and clause (ii), collectively, a “Government Action”), or (iii) otherwise from providing any other disclosure required by law in connection with any Government Action. However, by executing this Mutual Waiver and Release of Claims, the Executive hereby waives all rights to personally recover any compensation, damages, or other relief in connection with any such Government Action, except that the Executive does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.

2.       Release of Claims by the Company. In consideration of the promises and other valuable consideration being provided by the Executive, and with the exception of claims that as of the date hereof are unknown to any member of the Board and/or the Company, on behalf of itself and its subsidiaries, the Company hereby releases, remises, acquits and forever discharges the Executive, and including the Executive’s executors, trustees, heirs and legal representative, of and from any and all Actions of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Company or any of its subsidiaries now has, owns or holds, or has at any time heretofore had, owned or held, against the Executive. As to any Action brought against the Executive in his capacity as a director or officer of the Company, the Company hereby confirms the availability of the indemnification and insurance coverages set forth in the “Directors & Officers Insurance” Section of the Employment Agreement in accordance with the terms of such section.

3.       No Admissions, Complaints or Other Claims. The Executive and the Company acknowledge and agree that this Mutual Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by the Executive or any Released Party, any such liability being expressly denied. The Executive and the Company also acknowledge and agree that the Executive and the Released Parties have not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against Executive or any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

4.       Application to all Forms of Relief. As to any Action released hereby, this Mutual Waiver and Release of Claims applies to any relief in respect of such Action no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

5.    ADEA Acknowledgement and Revocation Period. The Employee knowingly, voluntarily, and specifically waives all rights under the federal Age Discrimination in Employment Act (“ADEA”) arising out of or in connection with his employment with the Company from the beginning of time to the Effective Date of this Agreement, as defined herein. The Company and Executive acknowledge that this Agreement does not apply to any claim for events arising after the execution of this Agreement. The Executive acknowledges that he has read and understands this Agreement. In addition, the Executive acknowledges that this Agreement is not induced by any representation or promise made by any party hereby released or their representatives other than the terms specifically recited in this document. The Executive certifies that the Company has suggested and encouraged him to consult with an attorney of his choosing before executing this Agreement. The Executive acknowledges that he has had up to twenty-one (21) days within which to consider this Agreement and that he has decided to accept the terms of this Agreement. The parties agree that this Agreement will not become effective or enforceable until the expiration of a period of seven (7) days following the execution of the Agreement by the Executive, during which period the Executive may revoke his consent to the

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Agreement by delivering a letter to the Company’s legal counsel advising of his revocation, said letter to be delivered on or before midnight of the seventh day following execution, in accordance with the Notice provisions set forth in the Confidential Settlement Agreement and Release to which this Mutual Waiver and Release of Claims is annexed. If the Agreement is not revoked during this seven (7) day period, this Agreement shall be irrevocable and the business day following the expiration of the revocation period shall be deemed the Effective Date of the Agreement. It is further agreed and understood by the Executive that in the event that he revokes the Agreement, the Company and its subsidiaries and affiliates shall have no obligations hereunder.

6.       Voluntariness, Authorization and Enforceability of Obligations. The Executive acknowledges and agrees that the Executive is relying solely upon the Executive’s own judgment; that the Executive is over eighteen (18) years of age and is legally competent to sign this Mutual Waiver and Release of Claims; that the Executive is signing this Mutual Waiver and Release of Claims of the Executive’s own free will; that the Executive has read and understood the Mutual Waiver and Release of Claims before signing it; and that the Executive is signing this Mutual Waiver and Release of Claims in exchange for consideration that the Executive believes is satisfactory and adequate. The Executive also acknowledges and agrees that the Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Mutual Waiver and Release of Claims. The Company acknowledges and agrees that the execution and delivery of this Mutual Waiver and Release of Claims by the Company and the performance of its obligations hereunder and under the Agreement have been duly authorized by all necessary action on its part, and that this Mutual Waiver and Release of Claims and the Agreement are valid and binding obligations of the Company, enforceable against it in accordance with their terms.

7.       Complete Agreement/Severability. This Mutual Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Mutual Waiver and Release of Claims. All provisions and portions of this Mutual Waiver and Release of Claims are severable. If any provision or portion of this Mutual Waiver and Release of Claims or the application of any provision or portion of this Mutual Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Mutual Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

8.       Governing Law. Section 15 of Exhibit B to the Employment Agreement is incorporated by reference into this Mutual Waiver and Release of Claims as if expressly set forth herein.

IN WITNESS WHEREOF, the Executive has executed this Mutual Waiver and Release of Claims effective as of the date written below his signature.

                                EXECUTIVE

                                BY:    /s/ Prashanth Gangu
                                    Prashanth Gangu

        DATED:

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IN WITNESS WHEREOF, the Company has executed this Mutual Waiver and Release of Claims effective as of the date written below its signature.

                                SIRIUSPOINT LTD.

                                BY:    /s/ David Junius
                                    Name: David W. Junius
                                    Title: Chief Financial Officer

        DATED:

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